UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

Xoom Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Xoom Partner,

Today, Xoom embarks upon an important and exciting new journey. Moments ago, we announced that Xoom has entered into an agreement to be acquired by PayPal for $25 per share. After careful and serious consideration, the Board of Directors agreed this is the right path for Xoom, our shareholders, our employees, and our customers. Thank you for supporting us as we have built a very successful, independent company driving an inspirational mission to help immigrants and their loved ones back home.

Importantly, the acquisition news does not change our mission or our relationship with you, and the backing of a larger company will only make our partnership even stronger. We will continue to go after the market with the same passionate commitment to our mission, just now with some major help. PayPal has 68 million active customers in the United States and serves 203 markets. One great benefit to Xoom in this merger will be efficient access to targeted consumers that will hopefully help us drive our active customer number faster than ever before. Xoom has a desire to enter new origination markets, and this combination grants us access to all those markets, likely faster and with less execution risk. We will further explore these and other potential synergies as we continue on our journey with PayPal, but in short, those synergies should simply translate into more volume for our partners.

We are still an independent company today. The deal will take some time to close and we anticipate it will be completed sometime in Q4 2015. In the meantime, we will do what we have always done - focus and execute on our plans to continue to drive the company forward while optimizing our relationship with you, our partners, who are critical to our success.

Following the close of the transaction, we expect Xoom to run as a separate service within PayPal, led by our current CEO John Kunze. PayPal is intentionally keeping Xoom as a separate service because they see the success we have been able to achieve independently. They respect our employees, our culture, and all our assets and they want us to maintain and grow our business as fast as possible. Our relationship with you is not expected to change and we expect all of our current employees to stay on with the company once the deal is closed. Lastly, if we have ongoing integration projects with you, we will continue them without distraction. In other words, it will be business as usual between Xoom and you.

Thank you again for all your support, we look forward to our future together.

*****

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made in respect of the proposed merger transaction involving PayPal, Inc. and Xoom Corporation (“Xoom”).  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval.  The proposed merger will be submitted to Xoom stockholders for their consideration. In connection therewith, Xoom intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of the proxy statement, any amendments or supplements thereto, and other documents containing important information about Xoom, once such documents are filed with the SEC, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Xoom on Xoom’s investor relations website at https://ir.xoom.com or by contacting Xoom investor relations at IR@xoom.com.

Certain Information Regarding Participants

Xoom and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Xoom stockholders in connection with the proposed transaction. Information about the directors and executive officers of Xoom is set forth in Xoom’s definitive proxy statement for its 2015 annual meeting of stockholders filed with the SEC on April 14, 2015 and in subsequent documents to be filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding Xoom’s participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed by Xoom with the SEC when they become available.